================================================================================

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                          Date of Report: July 31, 2002
                        (Date of earliest event reported)



                           VERIZON COMMUNICATIONS INC.
             (Exact name of registrant as specified in its charter)



               Delaware                              1-8606                                23-2259884
    (State or other jurisdiction of          (Commission File Number)         (I.R.S. Employer Identification No.)
            incorporation)


   1095 Avenue of the Americas,
   New York, New York                                                                        10036
   (Address of principal executive offices)                                                (Zip Code)


       Registrant's telephone number, including area code: (212) 395-2121



                                 Not applicable
          (Former name or former address, if changed since last report)



================================================================================

Item 9. Regulation FD Disclosure.

Set forth below is a press release issued by Verizon Communications Inc. on July 31, 2002 announcing earnings for the second quarter of 2002.


NEWS RELEASE

                                                                  [VERIZON LOGO]

FOR IMMEDIATE RELEASE                       MEDIA CONTACTS:
JULY 31, 2002                               PETER THONIS
                                            212-395-2355
                                            peter.thonis@verizon.com

                                            BOB VARETTONI
                                            212-395-7726
                                            robert.a.varettoni@verizon.com


               STRONG OPERATIONAL RESULTS HIGHLIGHT SECOND-QUARTER
                 FINANCIAL PERFORMANCE AT VERIZON COMMUNICATIONS

        QUARTERLY EPS OF 77 CENTS, BEFORE NON-RECURRING CHARGES OF $4.2B;
              EXPENSES CONTINUE DECLINE; YEAR-END GUIDANCE UPDATED


                            SECOND-QUARTER HIGHLIGHTS

o 1.1 million Verizon Wireless net retail customer additions; 723,000 overall net additions for a total of 30.3 million customers, an 8.5 percent increase year-over-year

o 800,000 net long-distance customer additions, a 51 percent increase year-over-year, for a total of 9.0 million customers

o 150,000 new net digital subscriber lines (DSL), a nearly 80 percent increase year-over-year, for a total of 1.5 million customers

o Continued strong profitability in wireless -- operating cash flow margin at nearly 39 percent

o 5.3 percent reduction in Domestic Telecom cash expenses -- sixth consecutive quarterly decrease

o $3.3 billion reduction in net debt, including $2.1 billion reduction in commercial paper, compared to prior quarter

o $6.0 billion improvement in free cash flow in first half, compared to prior year

                              UPDATED 2002 GUIDANCE

o Revenues of 0 to minus 1 percent; Earnings Per Share (EPS), $3.05 to $3.09; capital expenditures, $13 to $13.5 billion

Verizon News Release, page 2


         NEW YORK -- Verizon Communications Inc. (NYSE:VZ) today announced diluted EPS of 77 cents, before non-recurring charges, for the second quarter of 2002. The addition of 1.1 million Verizon Wireless net retail customers, and the net addition of 800,000 long-distance customers and 150,000 DSL lines highlighted quarterly operational results.

         Reported earnings, detailed below, include $4.2 billion in non-recurring after-tax charges for the second quarter, primarily for investment-related write-downs and severance charges. More than $2.4 billion relates to Verizon's interest in Genuity Inc. Last week Verizon announced that it will not reintegrate Genuity into the company.

         Excluding non-recurring charges, total second-quarter operating expenses declined 1.3 percent, to $12.8 billion from $13.0 billion. Second-quarter operating revenues declined 1.8 percent, to $16.8 billion from $17.1 billion, bolstered by an 8.1 percent increase in Verizon Wireless revenue to $4.7 billion from $4.4 billion. Total revenues and operating expenses reflect Verizon operations on a comparable basis, including the consolidation of Telecomunicaciones de Puerto Rico, Inc. (PRTC) and the deconsolidation of CTI Holdings S.A. beginning this year.

                     'OPERATIONAL EXCELLENCE AND EXECUTION'

         "The solid foundation that Verizon has built on operational excellence and execution continues to withstand these turbulent times," said Chief Executive Officer Ivan Seidenberg. "Our focus on fundamentals has led to the addition of two million new retail accounts in three key growth businesses in the second quarter alone.

         "Despite the persistent effects of the economic downturn, which are reflected in our non-recurring charges and revised guidance, we once again improved metrics for customer retention, cost control and customer service. This past quarter we also delivered product innovations to our customers, such as the wireless services we now offer through the marketing alliances we have formed with Microsoft."

         Seidenberg added, "In the quarter, we continued to successfully strengthen our cash flow and improve our debt position. Both operationally and financially, we are deriving extraordinary value from our mergers. Innovative operational and marketing approaches have become institutionalized across Verizon, enabling us to offer customers more products in more ways."

         Free cash flow (cash from operating activities less capital expenditures and dividends) improved by $6.0 billion for the first half of 2002 compared to the first half of 2001.

Verizon News Release, page 3


         In the second quarter, Verizon reduced net debt (total debt less cash on hand) by $3.3 billion, to $58.6 billion from $61.9 billion at the end of the first quarter. This is a $4.7 billion reduction from year-end 2001. Verizon also reduced commercial paper by $2.1 billion in the quarter, to $8.5 billion. This is a $4.3 billion reduction from year-end 2001. At the end of the second quarter the company held $2.2 billion in cash investments, which is being used to repay commercial paper as it comes due.

                          TWO YEARS OF CUSTOMER GROWTH

         Verizon's second-quarter results mark the second anniversary of the company formed by the merger of Bell Atlantic and GTE. In two years, the company has more than doubled its long-distance customer base, from nearly 4.1 million to 9.0 million at the end of the second quarter. Verizon is currently the fourth-largest long-distance company in the U.S., and its 800,000 net customer additions in the second quarter is a 51 percent year-over-year increase.

         As announced earlier this week, Verizon Wireless, the largest U.S. wireless company, added a net of 723,000 customers in the second quarter, growing its customer total to 30.3 million, an 8.5 percent year-over-year increase.

         While Verizon Wireless added 1.1 million net retail customers in the quarter, it experienced a net loss of 378,000 wholesale subscribers. The company closed the quarter with 1.4 million wholesale customers, including 310,000 WorldCom Inc. resale customers. On July 21, Verizon Wireless and WorldCom entered into a referral agreement to facilitate some of these customers contracting directly with Verizon Wireless.

         Quarterly operating cash flow for Verizon Wireless increased 8 percent to $1.7 billion. The company's operating cash flow margin was 38.7 percent in the quarter.

         Also in the second quarter, Verizon added 150,000 DSL lines for a total of 1.5 million, a nearly 80 percent year-over-year increase, as the company continues on course to its end-of-year target of 1.8 to 2 million lines.

         Cash expenses for Verizon's largest business unit, Domestic Telecom, have decreased over the prior-year period for six consecutive quarters. In the second quarter 2002, the unit's cash expenses on a comparable basis were down
5.3 percent to $5.6 billion from $5.9 billion in the second quarter 2001. Revenues decreased 4.4 percent, to $10.5 billion, in the same period.

Verizon News Release, page 4


                              UPDATED 2002 GUIDANCE

         Verizon has updated 2002 guidance as follows:

          o Comparable revenues of 0 to minus 1 percent, revised from 0 to 1 percent growth.

          o EPS before non-recurring charges of $3.05 to $3.09, revised from $3.12 to $3.17.

          o Capital expenditures of $13 to $13.5 billion, revised from $14 to $15 billion.

                                REPORTED RESULTS

         For the second quarter 2002, Verizon reported a consolidated loss of $2.1 billion, or 78 cents per diluted share, compared to a consolidated loss of $1.0 billion, or 38 cents per share, in the second quarter 2001.

         The $4.2 billion in after-tax charges total $1.55 per diluted share. In addition to Genuity, after-tax charges include $862 million to reflect the current market value of Verizon's investments in Telus Corp., Cable & Wireless plc and others; $475 million related to severance activities; and other one-time charges, including $183 million related to WorldCom exposure and $114 million for settlement of the NorthPoint lawsuit.

         Reported second-quarter operating revenues declined 0.4 percent to $16.8 billion, from $16.9 billion in the second quarter 2001.

                            SECOND-QUARTER HIGHLIGHTS

         Following are second-quarter highlights from Verizon's four business segments.

DOMESTIC TELECOM:

o More than 45 percent of Verizon's 9.0 million long-distance customers come from states where the service was most recently introduced -- New York, Massachusetts, Pennsylvania, Connecticut, Rhode Island and Vermont. Market share is approximately 30 percent in New York and Massachusetts. Verizon now has 2.5 million customers in New York, 830,000 in Massachusetts and 710,000 in Pennsylvania.

o In June, Verizon received Federal Communications Commission (FCC) approval to sell long distance in Maine and New Jersey, and sales in both states began earlier this month. Verizon now offers long-distance service in 44 states and to more than 80 percent of its local phone customers across the country.

Verizon News Release, page 5


o The FCC is currently reviewing Verizon long-distance applications in New Hampshire and Delaware. Verizon is targeting the completion of the FCC filings in all former Bell Atlantic jurisdictions by year-end.

o In results released this month, Verizon Long Distance ranked highest in customer satisfaction among consumers who spend more than $50 per month on long distance, according to the annual J.D. Power and Associates Residential Long Distance Customer Satisfaction Study.

o For the third consecutive quarter, Verizon saw a net "win back" in customers for intraLATA (short-haul) long-distance services in the former Bell Atlantic territory, as the company won back a net of 477,000 customers from competitors in the second quarter.

o The do-it-yourself installation rate for high-speed DSL Internet access is nearly 100 percent, as a sales campaign during the quarter offered consumers new do-it-yourself installation kits. The average order-to-installation interval for DSL is down to five days and continues to decrease, down from more than 15 days a year ago.

o Verizon continued market trials of service bundles, which combine local, long-distance, wireless and DSL services at a discounted rate. Successful second-quarter rollouts of DSL bundles began in New York, Massachusetts and Pennsylvania.

o Domestic access line equivalents increased nearly 8 percent to 135.1 million, compared to the second quarter 2001.

o Data Services revenues grew to $1.9 billion in the quarter, driven by 7.5 percent quarterly growth for Data Transport Services over the same period last year.

o In the enterprise (large-business) market, Verizon's Enterprise Solutions Group (ESG) expanded its network coverage into downtown Los Angeles. Also in the quarter, ESG introduced several services, including Global SiteWatch, enhancements to Managed Voice Services and a service package tailored to the hotel industry.

VERIZON WIRELESS:

o Continuing the high-quality profile of its base, the company added 1.1 million net new retail customers during the quarter, up 34 percent from the second quarter 2001. Total retail customers grew to 28.9 million of the company's total 30.3 million customers, up 12 percent year-over-year. Retail customers represent more than 95 percent of total customers and 98 percent of total revenue.

o Demand was strong, with retail gross additions of 2.8 million, up 12 percent over the second quarter 2001. Gross additions from company-owned distribution channels were up 15 percent over the second quarter 2001.

Verizon News Release, page 6


o Retail churn was 2.0 percent, down from 2.2 percent the prior year, and down from 2.3 percent in the first quarter. Retail contract churn was 1.7 percent, down from 2.0 percent. Total churn, including retail and wholesale, was 2.3 percent, flat compared to the prior year.

o Service revenue for the quarter grew more than 7 percent to $4.4 billion, while total revenue increased 8 percent to $4.7 billion. The company continued to lead the industry in low-cost structure, with cash-expense-per-subscriber decreasing 2 percent to under $30. Service revenue-per-subscriber decreased by 1 percent to just under $49.

o The company's 25 million digital customers now comprise more than 83 percent of its customer base, and account for more than 95 percent of busy-hour usage.

o Verizon Wireless' previously announced acquisition of Price Communications' wireless properties, including approximately 500,000 customers, has been approved by Price's shareholders and is expected to close early in August.

o During the quarter, the company continued the momentum of its pricing, messaging and data innovations deployed earlier this year. In June, the company added groundbreaking flat-rate pricing options for its national 1X Express Network, the first and only coast-to-coast next-generation wireless data network in the country. Demand for Express Network's high-speed access is building, with new 1X devices introduced in the second quarter.

o The company also launched a strategic alliance with Microsoft for co-developed and jointly marketed wireless data offerings, by the leading wireless carrier and the leading portal destination, aimed at the enterprise and consumer markets.

o In June, the company became the first carrier to offer downloadable services to consumers nationwide using QUALCOMM Inc.'s BREW* (Binary Runtime Environment for Wireless) platform. Customers can download applications for games, entertainment, ring tones, navigation, productivity and operating systems to BREW-capable devices. Two-way text messaging also continued to grow dramatically in the quarter, doubling first-quarter volume.

INTERNATIONAL:

         Reflects deconsolidation of CTI to the equity method and consolidation of PRTC in both the current and prior periods.

o Second-quarter revenue was $754 million and operating income was $143 million, with operating cash flow margins of over 37 percent and operating cash flow of $280 million.

o The number of proportionate international wireless customers served by Verizon investments increased by 780,000 to 8.7 million, a nearly 10 percent increase over second quarter 2001.

o Total proportionate revenues were $1.4 billion in the second quarter 2002, an increase of $51 million, or nearly 4 percent, compared to prior year.

Verizon News Release, page 7


INFORMATION SERVICES:

o Revenues from Verizon's directory publishing and electronic commerce operations of $936 million for the second quarter decreased 4.9 percent primarily due to the impact of changes in publication dates. If the effect of the timing of publications were excluded, the revenue growth would have been 3.5 percent over the second quarter of 2001.

o    Revenues from SuperPages.com, Verizon's Internet directory service, grew
     81.6 percent over the second quarter of 2001 as Information Services continues to strengthen its leadership position in online directory services. SuperPages.com achieved 1 billion searches in May 2002, just six years after the site was launched.

o Information Services continued to increase its global electronic reach with the launching of the French-language SuperPages.ca electronic directory service in Canada and Spanish-language SuperPagesDR.com in the Dominican Republic in the second quarter.

         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
135.1 million access line equivalents and 30.3 million Verizon Wireless customers. Verizon is also the largest directory publisher in the world. With more than $67 billion in annual revenues and approximately 241,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

VERIZON'S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts and other information are available at Verizon's News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

* BREW is a trademark of QUALCOMM Inc.

NOTE: This press release contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the duration and extent of the current economic downturn; materially adverse changes in economic conditions in the markets served by us or by companies in which we have substantial investments; material changes in available technology; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; the final results of federal and state regulatory proceedings concerning our provision of retail and wholesale services and judicial review of those results; the effects of competition in our markets; our ability to satisfy regulatory merger conditions and obtain combined company revenue enhancements and cost savings; the ability of Verizon Wireless to achieve revenue enhancements and cost savings, and obtain sufficient spectrum resources; the outcome of litigation concerning the FCC NextWave spectrum auction; our ability to recover insurance proceeds relating to equipment losses and other adverse financial impacts resulting from the terrorist attacks on Sept. 11, 2001; and changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings.

VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME



                                                                                    (dollars in millions, except per share amounts)

                                                  3 Mos. Ended   3 Mos. Ended               6 Mos. Ended   6 Mos. Ended
Unaudited                                              6/30/02        6/30/01     % Change       6/30/02        6/30/01    % Change
---------                                         ------------   ------------     --------  ------------   ------------    --------

OPERATING REVENUES                                    $ 16,835       $ 16,909          (.4)     $ 33,210       $ 33,175          .1

Operations and support expense                          10,796          9,713         11.2        20,560         19,012         8.1
Depreciation and amortization expense                    3,356          3,400         (1.3)        6,676          6,760        (1.2)
Sales of assets, net                                        --             (5)      (100.0)         (220)            (5)          *
                                                      --------       --------                   --------       --------

OPERATING INCOME                                         2,683          3,801        (29.4)        6,194          7,408       (16.4)
Loss from unconsolidated businesses                     (3,361)        (3,664)        (8.3)       (4,904)        (3,448)       42.2
Other income and (expense), net                              4            114        (96.5)           69            184       (62.5)
Interest expense                                          (798)          (909)       (12.2)       (1,612)        (1,830)      (11.9)
Minority interest                                         (313)          (209)        49.8          (556)          (307)       81.1
Mark-to-market adjustment - financial instruments           (8)           (37)       (78.4)          (11)          (153)      (92.8)
Provision for income taxes                                (325)          (117)       177.8        (1,294)        (1,121)       15.4
                                                      --------       --------                   --------       --------
INCOME (LOSS) FROM CONTINUING OPERATIONS                (2,118)        (1,021)       107.4        (2,114)           733           *
Extraordinary item, net of tax                               3             --           --            (6)            --          --
Cumulative effect of accounting change                      --             --           --          (496)          (182)      172.5
                                                      --------       --------                   --------       --------
NET INCOME (LOSS)                                     $ (2,115)      $ (1,021)       107.1      $ (2,616)      $    551           *
                                                      ========       ========                   ========       ========

DILUTED EARNINGS (LOSS) PER SHARE (1)                 $   (.78)      $   (.38)       105.3      $   (.96)      $    .20           *
Weighted average number of common
    shares-assuming dilution (in millions)               2,726          2,707                      2,723          2,728


FOOTNOTE:

(1) Diluted Earnings (Loss) per Share include the dilutive effect of shares issuable under our stock-based compensation plans, which represent the only potential dilutive common shares. There is no impact of dilutive securities in the second quarter and year-to-date 2002 and the second quarter 2001, since a net loss from continuing operations was reported.

* Not meaningful

VERIZON COMMUNICATIONS INC.
CONSOLIDATED STATEMENTS OF INCOME BEFORE NON-RECURRING ITEMS


                                                                                    (dollars in millions, except per share amounts)

                                                 3 Mos. Ended   3 Mos. Ended                6 Mos. Ended   6 Mos. Ended
Unaudited                                             6/30/02        6/30/01     % Change        6/30/02        6/30/01    % Change
---------                                        ------------   ------------     --------   ------------   ------------    --------

OPERATING REVENUES
    Domestic Telecom                                 $ 10,468       $ 10,953         (4.4)      $ 20,942       $ 21,873        (4.3)
    Domestic Wireless                                   4,738          4,383          8.1          9,112          8,429         8.1
    International                                         754            828         (8.9)         1,505          1,555        (3.2)
    Information Services                                  936            984         (4.9)         1,739          1,773        (1.9)
    Other                                                 (61)            (9)           *            (88)           (25)          *
                                                     --------       --------                    --------       --------
TOTAL OPERATING REVENUES                               16,835         17,139         (1.8)        33,210         33,605        (1.2)
                                                     --------       --------                    --------       --------

OPERATING EXPENSES
    Operations and support expense                      9,433          9,528         (1.0)        18,643         18,734         (.5)
    Depreciation and amortization expense               3,356          3,430         (2.2)         6,676          6,824        (2.2)
                                                     --------       --------                    --------       --------
TOTAL OPERATING EXPENSES                               12,789         12,958         (1.3)        25,319         25,558         (.9)
                                                     --------       --------                    --------       --------

OPERATING INCOME                                        4,046          4,181         (3.2)         7,891          8,047        (1.9)
Income from unconsolidated businesses                     240            200         20.0            386            367         5.2
Other income and (expense), net                             4            114        (96.5)            69            183       (62.3)
Interest expense                                         (798)          (891)       (10.4)        (1,612)        (1,790)       (9.9)
Minority interest                                        (337)          (281)        19.9           (592)          (450)       31.6
Provision for income taxes                             (1,060)        (1,222)       (13.3)        (2,078)        (2,300)       (9.7)
                                                     --------       --------                    --------       --------
ADJUSTED NET INCOME                                  $  2,095       $  2,101          (.3)      $  4,064       $  4,057          .2
                                                     ========       ========                    ========       ========

DILUTED ADJUSTED EARNINGS PER SHARE (1)              $    .77       $    .77           --       $   1.49       $   1.49          --
Weighted average number of common
    shares-assuming dilution (in millions)              2,733          2,731                       2,731          2,728

FOOTNOTES:

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results. Also, reflects the deconsolidation of CTI to the equity method and the consolidation of PRTC in both current and prior years.

(1) Prior year depreciation and amortization includes amortization of $.04 per diluted share for the quarter and $.07 per diluted share year-to-date related to intangible assets that are no longer being amortized, as required by FAS 142.

* Not meaningful

VERIZON COMMUNICATIONS INC.
EARNINGS RECONCILIATIONS

                                                                                     (dollars in millions, except per share amounts)

                                  3 Mos. Ended 6/30/02     3 Mos. Ended 6/30/01       6 Mos. Ended 6/30/02     6 Mos. Ended 6/30/01
Unaudited                       Net Income  Diluted EPS  Net Income   Diluted EPS   Net Income  Diluted EPS  Net Income  Diluted EPS
---------                       ----------  -----------  ----------   -----------   ----------  -----------  ----------  -----------

REPORTED EARNINGS (LOSS)         $  (2,115)   $    (.78)  $  (1,021)    $    (.38)   $  (2,616)   $    (.96)  $     551    $     .20
Non-recurring items:
    Mark-to-market adjustment
      - financial instruments            8           --          37           .01           11           --         151          .06
    Sales of assets, net                --           --          (3)           --         (116)        (.04)         (3)          --
    Transition costs                    57          .02         162           .06          109          .04         250          .09
    Severance benefits                 475          .17          --            --          475          .17          --           --
    Cumulative effect of
      accounting change                 --           --          --            --          496          .18         182          .07
    Investment-related charges
        CANTV                           --           --          --            --        1,400          .51          --           --
        MFN                             --           --       1,136           .42          436          .16       1,136          .42
        CTI                             --           --          --            --          190          .07          --           --
        Genuity                      2,443          .89          --            --        2,443          .89          --           --
        Telus                          430          .16          --            --          430          .16          --           --
        C&W                            201          .07         862           .32          201          .07         862          .32
        Other                          231          .08         928           .34          231          .08         928          .34
    NorthPoint settlement              114          .04          --            --          114          .04          --           --
    WorldCom exposure and other
      special items(1)                 251          .09          --            --          260          .10          --           --
                                 ---------    ---------   ---------     ---------    ---------    ---------   ---------    ---------

EARNINGS BEFORE NON-RECURRING
  ITEMS(2)                       $   2,095    $     .77   $   2,101     $     .77    $   4,064    $    1.49   $   4,057    $    1.49
                                 =========    =========   =========     =========    =========    =========   =========    =========

FOOTNOTES:

(1)  Includes $183 million related to WorldCom financial exposure.

(2) Totals for Diluted EPS do not add for all periods due to rounding in EPS calculations.


VERIZON COMMUNICATIONS INC.
SELECTED FINANCIAL AND OPERATING STATISTICS


                                                                   (dollars in millions, except per share amounts)

                                                         3 Mos. Ended   3 Mos. Ended   6 Mos. Ended   6 Mos. Ended
Unaudited                                                     6/30/02        6/30/01        6/30/02        6/30/01
---------                                                ------------   ------------   ------------   ------------

Debt ratio-end of period                                         68.3%          65.0%          68.3%          65.0%

Book value per common share                                 $   10.50      $   12.89      $   10.50      $   12.89

Cash dividends declared per common share                    $   0.385      $   0.385      $    0.77      $    0.77

Common shares outstanding (in millions)
    End of period                                               2,728          2,709          2,728          2,709

Capital expenditures
    Domestic Telecom                                        $   1,696      $   3,067      $   3,175      $   6,406
    Domestic Wireless                                           1,248          1,384          2,060          2,372
    International                                                 154            181            216            292
    Information Services                                           28             29             41             38
    Other                                                          10             24             18             55
                                                            ---------      ---------      ---------      ---------
    Total                                                   $   3,136      $   4,685      $   5,510      $   9,163
                                                            ---------      ---------      ---------      ---------

Total employees(1)                                            241,129        264,180        241,129        264,180
                                                            =========      =========      =========      =========

FOOTNOTE:

(1)  Prior period adjusted to reflect comparable results.

VERIZON COMMUNICATIONS INC.
CONSOLIDATED BALANCE SHEETS


                                                                                               (dollars in millions)

Unaudited                                                                  6/30/02         12/31/01         $ Change
---------                                                              -----------      -----------      -----------

ASSETS
    Current assets
       Cash and cash equivalents                                       $     2,962      $       979      $     1,983
       Short-term investments                                                  769            1,991           (1,222)
       Accounts receivable, net                                             13,068           14,254           (1,186)
       Inventories                                                           1,843            1,968             (125)
       Net assets held for sale                                              1,323            1,199              124
       Prepaid expenses and other                                            3,176            2,796              380
                                                                       -----------      -----------      -----------
    Total current assets                                                    23,141           23,187              (46)
                                                                       -----------      -----------      -----------
    Plant, property and equipment                                          175,802          169,586            6,216
       Less accumulated depreciation                                       101,418           95,167            6,251
                                                                       -----------      -----------      -----------
                                                                            74,384           74,419              (35)
                                                                       -----------      -----------      -----------
    Investments in unconsolidated businesses                                 5,881           10,202           (4,321)
    Intangible assets                                                       45,231           44,262              969
    Other assets                                                            19,656           18,725              931
                                                                       -----------      -----------      -----------
TOTAL ASSETS                                                           $   168,293      $   170,795      $    (2,502)
                                                                       ===========      ===========      ===========

LIABILITIES AND SHAREOWNERS' INVESTMENT
    Current liabilities
       Debt maturing within one year                                   $    16,969      $    18,669      $    (1,700)
       Accounts payable and accrued liabilities                             13,130           13,947             (817)
       Other                                                                 5,581            5,404              177
                                                                       -----------      -----------      -----------
    Total current liabilities                                               35,680           38,020           (2,340)
                                                                       -----------      -----------      -----------
    Long-term debt                                                          44,639           45,657           (1,018)
    Employee benefit obligations                                            13,628           11,898            1,730
    Deferred income taxes                                                   18,824           16,543            2,281
    Other liabilities                                                        4,056            3,989               67

    Minority interest                                                       22,824           22,149              675

    Shareowners' investment
       Common stock                                                            275              275               --
       Contributed capital                                                  24,713           24,676               37
       Reinvested earnings                                                   5,842           10,704           (4,862)
       Accumulated other comprehensive loss                                   (924)          (1,187)             263
                                                                       -----------      -----------      -----------
                                                                            29,906           34,468           (4,562)

       Less common stock in treasury, at cost                                  606            1,182             (576)
       Less deferred compensation -
          employee stock ownership plans and other                             658              747              (89)
                                                                       -----------      -----------      -----------
    Total shareowners' investment                                           28,642           32,539           (3,897)
                                                                       -----------      -----------      -----------
TOTAL LIABILITIES AND SHAREOWNERS' INVESTMENT                          $   168,293      $   170,795      $    (2,502)
                                                                       ===========      ===========      ===========

VERIZON COMMUNICATIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                               (dollars in millions)

                                                                      6 Mos. Ended     6 Mos. Ended
Unaudited                                                                  6/30/02          6/30/01         $ Change
---------                                                             ------------     ------------      -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Income (loss) before extraordinary item and cumulative effect
    of accounting change                                               $    (2,114)     $       733      $    (2,847)
Adjustments to reconcile income (loss) before extraordinary
    item and cumulative effect of accounting change to net cash provided by operating activities:
       Depreciation and amortization                                         6,676            6,760              (84)
       Sales of assets, net                                                   (220)              (5)            (215)
       Mark-to-market adjustment - financial instruments                        11              153             (142)
       Employee retirement benefits                                           (726)          (1,118)             392
       Deferred income taxes                                                   784             (349)           1,133
       Provision for uncollectible accounts                                  1,465              782              683
       Loss from unconsolidated businesses                                   4,904            3,448            1,456
       Changes in current assets and liabilities, net of
         effects from acquisition/disposition of businesses                   (927)          (2,961)           2,034
       Other, net                                                              189              215              (26)
                                                                       -----------      -----------      -----------
Net cash provided by operating activities                                   10,042            7,658            2,384
                                                                       -----------      -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                        (5,510)          (9,163)           3,653
Acquisitions, net of cash acquired, and investments                           (998)          (2,212)           1,214
Proceeds from disposition of businesses                                        770               --              770
Proceeds from spectrum payment refund                                        1,479               --            1,479
Net change in short-term investments                                         1,126            1,010              116
Other, net                                                                    (380)            (510)             130
                                                                       -----------      -----------      -----------
Net cash used in investing activities                                       (3,513)         (10,875)           7,362
                                                                       -----------      -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term borrowings                                           5,583            8,253           (2,670)
Repayments of long-term borrowings and capital lease obligations            (3,938)          (1,604)          (2,334)
Increase (decrease) in short-term obligations,
    excluding current maturities                                            (4,623)             620           (5,243)
Dividends paid                                                              (2,096)          (2,079)             (17)
Proceeds from sale of common stock                                             424              242              182
Other, net                                                                     104             (356)             460
                                                                       -----------      -----------      -----------
Net cash provided by (used in) financing activities                         (4,546)           5,076           (9,622)
                                                                       -----------      -----------      -----------
INCREASE IN CASH AND CASH EQUIVALENTS                                        1,983            1,859              124
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                 979              757              222
                                                                       -----------      -----------      -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                               $     2,962      $     2,616      $       346
                                                                       ===========      ===========      ===========

VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED FINANCIAL RESULTS



                                                                                                            (dollars in millions)

                                              3 Mos. Ended   3 Mos. Ended                6 Mos. Ended   6 Mos. Ended
Unaudited                                          6/30/02        6/30/01     % Change        6/30/02        6/30/01     % Change
---------                                     ------------   ------------     --------   ------------   ------------     --------

OPERATING REVENUES
     Local services                               $  5,230       $  5,545         (5.7)      $ 10,465       $ 11,165         (6.3)
     Network access services                         3,418          3,399           .6          6,875          6,691          2.7
     Long distance services                            777            758          2.5          1,556          1,520          2.4
     Other services                                  1,043          1,251        (16.6)         2,046          2,497        (18.1)
                                                  --------       --------                    --------       --------
TOTAL OPERATING REVENUES                            10,468         10,953         (4.4)        20,942         21,873         (4.3)
                                                  --------       --------                    --------       --------

OPERATING EXPENSES
     Operations and support                          5,592          5,904         (5.3)        11,170         11,861         (5.8)
     Depreciation and amortization                   2,393          2,344          2.1          4,758          4,627          2.8
                                                  --------       --------                    --------       --------
TOTAL OPERATING EXPENSES                             7,985          8,248         (3.2)        15,928         16,488         (3.4)
                                                  --------       --------                    --------       --------

OPERATING INCOME                                  $  2,483       $  2,705         (8.2)      $  5,014       $  5,385         (6.9)
OPERATING INCOME MARGIN                               23.7%          24.7%                       23.9%          24.6%

OPERATING CASH FLOW                               $  4,876       $  5,049         (3.4)      $  9,772       $ 10,012         (2.4)
OPERATING CASH FLOW MARGIN                            46.6%          46.1%                       46.7%          45.8%

FOOTNOTES:

The segment financial results above are adjusted to exclude the effects of non-recurring items.

Intercompany and intersegment transactions have not been eliminated.


VERIZON COMMUNICATIONS INC.
DOMESTIC TELECOM - SELECTED OPERATING STATISTICS

                                              3 Mos. Ended   3 Mos. Ended                6 Mos. Ended   6 Mos. Ended
Unaudited                                          6/30/02        6/30/01     % Change        6/30/02        6/30/01     % Change
---------                                     ------------   ------------     --------   ------------   ------------     --------

Switched access lines in service (000)
     Residence                                     38,992          39,841         (2.1)         38,992        39,841         (2.1)
     Business                                      20,817          21,989         (5.3)         20,817        21,989         (5.3)
     Public                                           564             635        (11.2)            564           635        (11.2)
                                                 --------        --------                     --------      --------
Total                                              60,373          62,465         (3.3)         60,373        62,465         (3.3)
     Special DS0 equivalents                       74,759          62,729         19.2          74,759        62,729         19.2
                                                 --------        --------                     --------      --------
Total voice grade equivalents (000)               135,132         125,194          7.9         135,132       125,194          7.9
                                                 --------        --------                     --------      --------

Resale & UNE-P lines (000)                          3,698           3,726          (.8)          3,698         3,726          (.8)
Minutes of use from Carriers and CLECs
  (in millions)                                    66,552          71,883         (7.4)        133,662       144,455         (7.5)
Long distance subscribers (excl. Verizon
  CLEC) (000)                                       9,034           5,998         50.6           9,034         5,998         50.6

High capacity and digital data revenues
($ in millions)
Data transport                                   $  1,693        $  1,575          7.5        $  3,374      $  3,097          8.9
Data solutions                                        172             171           .6             336           350         (4.0)
                                                 --------        --------                     --------      --------
Total revenues                                   $  1,865        $  1,746          6.8        $  3,710      $  3,447          7.6
                                                 --------        --------                     --------      --------

VERIZON COMMUNICATIONS INC.
VERIZON WIRELESS - SELECTED OPERATING RESULTS



                                                                                                            (dollars in millions)

                                              3 Mos. Ended   3 Mos. Ended                6 Mos. Ended   6 Mos. Ended
Unaudited                                          6/30/02        6/30/01     % Change        6/30/02        6/30/01     % Change
---------                                     ------------   ------------     --------   ------------   ------------     --------

REVENUES
    Service revenues                              $  4,369       $  4,066          7.5        $  8,421       $  7,797          8.0
    Equipment and other                                369            317         16.4             691            632          9.3
                                                  --------       --------                     --------       --------
TOTAL REVENUES                                       4,738          4,383          8.1           9,112          8,429          8.1
                                                  --------       --------                     --------       --------

OPERATING EXPENSES
    Operations and support                           3,046          2,817          8.1           5,865          5,454          7.5
    Depreciation and amortization                      785            887        (11.5)          1,566          1,806        (13.3)
                                                  --------       --------                     --------       --------
TOTAL OPERATING EXPENSES                             3,831          3,704          3.4           7,431          7,260          2.4
                                                  --------       --------                     --------       --------

OPERATING INCOME                                  $    907       $    679         33.6        $  1,681       $  1,169         43.8

OPERATING CASH FLOW                               $  1,692       $  1,566          8.0        $  3,247       $  2,975          9.1
OPERATING CASH FLOW MARGIN                            38.7%          38.5%                        38.6%          38.2%

SELECTED OPERATING STATISTICS
Subscribers (000)                                   30,307         27,930          8.5          30,307         27,930          8.5
Penetration                                           13.6%          12.6%                        13.6%          12.6%
Subscriber net adds in period* (000)                   723            808        (10.5)            909          1,326        (31.4)
Total churn rate, including prepaid                    2.3%           2.3%                         2.4%           2.6%

FOOTNOTES:

The segment financial results above are adjusted to exclude the effects of non-recurring items.

Intercompany and intersegment transactions have not been eliminated.

Prior period penetration rates have been adjusted to reflect updated census and network coverage data.

* Includes acquisition of 68,000 subscribers in first quarter of 2002.

VERIZON COMMUNICATIONS INC.
INTERNATIONAL - SELECTED FINANCIAL RESULTS



                                                                                                            (dollars in millions)

                                              3 Mos. Ended   3 Mos. Ended                6 Mos. Ended   6 Mos. Ended
Unaudited                                          6/30/02        6/30/01     % Change        6/30/02        6/30/01     % Change
---------                                     ------------   ------------     --------   ------------   ------------     --------

OPERATING REVENUES                                $    754       $    828         (8.9)      $  1,505       $  1,555         (3.2)

OPERATING EXPENSES
    Operations and support                             474            525         (9.7)           972            980          (.8)
    Depreciation and amortization                      137            144         (4.9)           273            283         (3.5)
                                                  --------       --------                    --------       --------
TOTAL OPERATING EXPENSES                               611            669         (8.7)         1,245          1,263         (1.4)
                                                  --------       --------                    --------       --------

OPERATING INCOME                                  $    143       $    159        (10.1)      $    260       $    292        (11.0)

OPERATING CASH FLOW                               $    280       $    303         (7.6)      $    533       $    575         (7.3)
OPERATING CASH FLOW MARGIN                            37.1%          36.6%                       35.4%          37.0%

INCOME FROM UNCONSOLIDATED BUSINESSES             $    275       $    217         26.7       $    451       $    385         17.1

PROPORTIONATE INFORMATION
Revenues                                          $  1,430       $  1,379          3.7       $  2,805       $  2,691          4.2
Operating income                                  $    330       $    338         (2.4)      $    618       $    662         (6.6)
Operating cash flow                               $    572       $    553          3.4       $  1,102       $  1,108          (.5)

Access lines (000)                                   3,360          3,187          5.4          3,360          3,187          5.4
Wireless subscribers (000)                           8,741          7,960          9.8          8,741          7,960          9.8

FOOTNOTES:

The segment financial results above are adjusted to exclude the effects of non-recurring items.

Intercompany and intersegment transactions have not been eliminated.

Certain reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results. Also, reflects the deconsolidation of CTI to the equity method and the consolidation of PRTC in both current and prior years.


VERIZON COMMUNICATIONS INC.
INFORMATION SERVICES - SELECTED FINANCIAL RESULTS


                                                                                                            (dollars in millions)

                                              3 Mos. Ended   3 Mos. Ended                6 Mos. Ended   6 Mos. Ended
Unaudited                                          6/30/02        6/30/01     % Change        6/30/02        6/30/01     % Change
---------                                     ------------   ------------     --------   ------------   ------------     --------

OPERATING REVENUES                                $    936       $    984         (4.9)      $  1,739       $  1,773         (1.9)

OPERATING EXPENSES
    Operations and support                             477            453          5.3            911            869          4.8
    Depreciation and amortization                       16             20        (20.0)            31             41        (24.4)
                                                  --------       --------                    --------       --------
TOTAL OPERATING EXPENSES                               493            473          4.2            942            910          3.5
                                                  --------       --------                    --------       --------

OPERATING INCOME                                  $    443       $    511        (13.3)      $    797       $    863         (7.6)

OPERATING CASH FLOW                               $    459       $    531        (13.6)      $    828       $    904         (8.4)
OPERATING CASH FLOW MARGIN                            49.0%          54.0%                       47.6%          51.0%

FOOTNOTES:

The segment financial results above are adjusted to exclude the effects of non-recurring items.

Intercompany and intersegment transactions have not been eliminated.

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 Verizon Communications Inc.
                                            ------------------------------------
                                                        (Registrant)

Date:          July 31, 2002                        /s/ John F. Killian
       ----------------------------         ------------------------------------
                                            John F. Killian
                                            Senior Vice President and Controller